FORM OF PERFORMANCE SHARE UNITS AGREEMENT

THIS PERFORMANCE SHARE UNITS AGREEMENT (“Agreement”) is made and entered into as of _________________ by and between COVENTRY HEALTH CARE, INC., a Delaware corporation, (the “Company”) and ____________________ (“Holder”).

1.    Award.  The Company hereby awards Holder ____________________ Performance Share Units (collectively, “PSUs”, singularly, “PSU”), subject to the terms and conditions of this Agreement and the terms and conditions of the Amended and Restated 2004 Incentive Plan.  If the terms of this Agreement conflict with or are inconsistent with the terms of the Amended and Restated 2004 Incentive Plan, the Amended and Restated 2004 Incentive Plan shall control.  Defined terms used herein and not defined shall have the meanings ascribed to them in the Amended and Restated 2004 Incentive Plan.

2.    Definition of PSU.  A PSU is a hypothetical share of the Company’s common stock.  The value of a PSU on any given date shall be equal to the closing market price of the Company’s common stock on the New York Stock Exchange as of such date.  A PSU does not represent an equity interest in the Company and carries no voting rights.  The Holder shall have no rights as a shareholder with respect to the hypothetical shares of the Company’s common stock to which this award relates.

3.    Restrictions, Performance Goals and Conditions:   (a)  Restrictions. Commencing with the date hereof, the Holder agrees that Holder has no right to, and shall not, sell, transfer, pledge or assign, in whole or in part, the PSUs.  The PSUs (x) shall not be earned until one of the performance goals set forth herein shall have been attained and (y) shall not vest until the required time period with respect to the PSUs shall have lapsed.

                 (b)  Performance Goals.  This award of PSUs (“Award”) is performance-based and conditioned upon the Company’s attainment of one of the performance goals set forth below:

 (c)  Vesting.  In the event that one of the performance goal(s) set forth in Subsection 3(b), Performance Goals, shall have been met as of December 31, 20__, then that portion of this Award that shall have been earned shall vest as of December 31, 20__ or shall vest in accordance with Subsection (e), Death, Disability or a Change in Control of the Company, below, as the case may be.

(d)  Forfeiture.  Holder must be actively and continuously employed by the Company at the time of payout of this Award.  In the event of the termination of Holder’s service as an employee of the Company for any reason during the term of this Agreement and prior to payout of this Award, all PSUs shall be forfeited and this Agreement shall become null and void.

(e)  Death, Disability or Change in Control of the Company.  Notwithstanding Subsection (d) Forfeiture, above, if Holder’s termination of service as an employee of the Company is the result of Holder’s death or Disability or a Change in Control of the Company, all earned PSUs shall immediately vest as of the date of Holder’s death or Disability or as of the date the Change in Control is deemed to have occurred.

4.    Adjustments.  In the event of any merger, reorganization, consolidation, recapitalization, extraordinary cash dividend, stock dividend, stock split or other change in corporate structure affecting the Company’s common stock, such substitution or adjustment shall be made in the number of PSUs as may be determined to be appropriate by the Compensation Committee of the Company’s Board of Directors, in its sole discretion, provided that the number of PSUs subject to any award shall always be a whole number.  Additional shares of PSUs shall be subject to the same restrictions and other terms and conditions that apply to the original shares of PSUs with respect to which such adjustments are made.

5.    Payment.  All payments under this Agreement shall be made in cash.  As soon as reasonably practicable after vesting, the PSUs earned shall be paid to Holder if Holder is actively and continuously employed with the Company at the time of payout.  The amount of cash that shall be paid to Holder shall equal the number of PSUs earned and vested multiplied by the average closing market price of the Company’s common stock on the New York Stock Exchange for the trading days from December 15, 20__ through January 15, 20__ for the performance period ending on December 31, 20__, minus any withholding for taxes.

If Holder’s employment terminates as a result of Holder’s death or Disability or a Change in Control of the Company, the amount of cash that shall be paid to Holder or Holder’s beneficiaries shall equal the number of PSUs earned and vested multiplied by the average closing market price of the Company’s common stock on the New York Stock Exchange for the thirty trading days preceding the date of death or Disability or the date a Change in Control of the Company is deemed to have occurred, minus any withholding for taxes.

6.    Non transferability.  The Holder’s rights hereunder shall not be transferable otherwise than as provided in the Amended and Restated 2004 Incentive Plan, and the terms thereof shall be binding on the executors, administrators, heirs and successors of Holder.

7.    Defined Terms.  Defined terms used herein and not defined shall have the meanings ascribed to them in the Amended and Restated 2004 Incentive Plan.

8.    Amendment:  Choice of Law.  This Agreement may be amended as provided in the Amended and Restated 2004 Incentive Plan.  This Agreement shall be governed by Maryland law.

COVENTRY HEALTH CARE, INC.	HOLDER:

Allen F. Wise
Chief Executive Officer